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PROSPECTUS SUPPLEMENT NO. 1
                                                FILED PURSUANT TO RULE 424(B)(3)
(TO PROSPECTUS DATED MARCH 15, 2001)
                                                      REGISTRATION NO. 333-56914

                                362,794 Shares

                             PLANAR SYSTEMS, INC.

                                 Common Stock

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   This Prospectus Supplement relates to 362,794 shares of Planar Systems, Inc.
Common Stock that may be sold from time to time by certain selling shareholders. This Prospectus Supplement should be read in conjunction with the Prospectus dated March 15, 2001, which is to be delivered with this Prospectus Supplement. All capitalized terms used but not defined in this Prospectus Supplement shall have the meanings given them in the Prospectus.

                             SELLING SHAREHOLDERS

   The following information replaces information contained in the Prospectus under the caption "Selling Shareholders." The following selling shareholders have transferred certain shares of Planar common stock owned by them to Peterson Brothers LLC: Andrew G. Peterson, Trustee, Andrew G. Peterson Separate Property Trust dated 3/1/99; Daniel C. Peterson, Trustee, Peterson 1988 Family Trust dated 7/28/88; James F. Peterson, Trustee, James F. Peterson Trust dated 1/1/00; and Matthew A. Peterson, Trustee, Matthew A. Peterson Trust dated 9/23/93 (the "Peterson Entities"). The information in the table below supercedes and replaces the information regarding the Peterson Entities appearing in the table under the caption "Selling Shareholders" in the Prospectus and provides new information regarding Peterson Brothers LLC.

                                          Shares Beneficially   Shares Being Shares Beneficially
                                        Owned Prior to Offering   Offered    Owned after Offering
                                        ----------------------- ------------ --------------------
Name of Shareholder                       Number      Percent                 Number    Percent
-------------------                     ------      -------                  ------    -------
Matthew A. Peterson, Trustee...........       6,891      *          6,891       --         --
Matthew A. Peterson Trust dated 9/23/93

Peterson Brothers LLC..................      27,672      *         27,672       --         --

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*less than one percent.

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   INVESTING IN OUR COMMON STOCK INVOLVES SUBSTANTIAL RISKS. SEE "RISK FACTORS"
BEGINNING ON PAGE 3 OF THE PROSPECTUS.

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   NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES
COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS OR PROSPECTUS SUPPLEMENT IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

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            The date of this Prospectus Supplement is July 25, 2001.